Exhibit (10) (af)

Description of Met-Pro Corporation FYE 2008 Management Incentive Plan

Background

A number of years ago, Met-Pro Corporation (the “Company”) established a compensation plan (the “Management Incentive Plan” or the “Plan”) which is presently applicable to the Chief Executive Officer, the Chief Financial Officer, the Company’s two Executive Vice Presidents, the Assistant to the President and the various individuals who function as General Managers of the Company’s business units (herein collectively “business units”). In the fiscal year ended January 31, 2007, a total of eleven employees participated in the plan and a total of $233,938 was awarded under the plan.

Description of the Plan

The Management Incentive Plan provides participating individuals with the opportunity to earn annual incentive awards payable in cash (“awards”) based upon the performance of the operating segment or business unit managed by an individual Executive Vice President or General Manager, and for the achievement of measures relating to the individual’s own performance. In the case of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the Assistant to the President, awards are based upon the performance of the overall Company, as well as the achievement of measures relating to that individual’s own performance. The types of measures and relative weight of those measures used in determining annual incentive awards are tailored to the position and organizational responsibility.

The amount of the award is based on a percentage of annual base salary. This percentage reflects the executive’s respective organizational level, position and responsibility for achievement of the Company’s strategic goals. In the fiscal year ending January 31, 2008, these percentages are as follows: for the CEO, 50% of base salary; for the CFO, 40% of base salary; for Executive Vice Presidents, 35% of base salary; for the Assistant to the President, 25% of base salary; and for General Managers, 25% of base salary.

Under the terms of the Management Incentive Plan, in order to be eligible for an award, certain objective threshold results must be met. The fiscal year 2008 Management Incentive Plan requirements are as follows: for the CEO, the CFO and the Assistant to the President, the achievement of a predetermined threshold profit before tax (“PBT”) for the Company as a whole; and for Executive Vice Presidents and General Managers, the achievement of a PBT by the individual’s respective operating segments or business unit.

The Company’s Compensation and Stock Option Committee (“Committee”) together with the Company’s other non-management Directors administers the Plan with respect to the CEO and acts in an advisory capacity to the Board with respect to the other participants in the Plan. The Committee retains the discretion, for purposes of determining an officer’s eligibility for a bonus under the Management Incentive Plan, to make adjustments to take into account extraordinary or unusual items outside of normal operations, such as capital asset sales or unusual expenses.

The CEO, together with the CFO, works with the participants in the Management Incentive Plan to establish thresholds and goals under the Management Incentive Plan, presents these thresholds and goals to the Committee (typically in February of each year) as part of the Company’s annual budgeting process, monitors and reports to the Board and the Committee on a periodic basis throughout the year as to performance relative to these thresholds and goals, and presents to the Committee an assessment  after the end of the fiscal year as to the extent to which the thresholds and goals were met by each of the participants in the Management Incentive Plan (other than himself).

A “threshold financial multiplier” is used as a computational factor in determining the actual award amount, the value of which varies depending on the relative achievement of the threshold financial target.  The specific threshold financial multiplier assigned, based upon the PBT achieved, is shown in the table below. If the threshold financial target actually achieved at year-end is less than a certain percentage of the targeted goal (80% for the CEO, CFO and Assistant to the President; 85% for Executive Vice Presidents; and 90% for General Managers), no award will be paid, except to the extent of a defined bonus pool under the Plan from which the Chief Executive Officer has certain discretionary authority to grant awards.

Attainment of Threshold Financial Target	Threshold Financial Multiplier—CEO, CFO, Assistant to President	Threshold Financial Multiplier— Executive Vice Presidents	Threshold Financial Multiplier—General Managers
Less than 80%	0.00%	0.00%	0.00%
80%	50.00%	0.00%	0.00%
85%	62.50%	50.00%	0.00%
90%	75.00%	66.67%	50.00%
95%	87.50%	83.34%	75.00%
100%	100.00%	100.00%	100.00%
105%	110.00%	110.00%	110.00%
110%	120.00%	120.00%	120.00%
115%	130.00%	130.00%	130.00%
120%	140.00%	140.00%	140.00%
125%	150.00%	150.00%	150.00%
greater than 125%	150.00%	150.00%	150.00%

After achieving the gating percentage of the threshold financial target (80%, 85%, or 90%, as the case may be), the award calculation requires the participant to meet certain financial and performance goals.  For the CEO, the CFO and the Assistant to the President, the financial and performance goals consist of PBT and predetermined personal performance goals.  The weight assigned to PBT and personal performance goals are 65% and 35%, respectively.  The financial and performance goals for the Executive Vice President of the Fluid Handling Technologies segment consist of PBT, net sales, inventory turnover, accounts receivable days outstanding and predetermined personal performance goals.  The weight assigned to profit before tax, net sales, inventory turnover, accounts receivable days outstanding and personal performance goals are 35%, 30%, 10%, 10% and 15%, respectively.  The financial and performance goals for the Executive Vice President of the Product Recovery/Pollution Control Technologies segment consisted of PBT, net sales, accounts receivable days outstanding (which vary with respect to particular business units), inventory turnover percentages for certain of the business units), and predetermined personal performance goals.  The weight assigned to profit before tax, net sales, accounts receivable days outstanding, inventory turnover and personal performance goals are 35%, 30%, 10%, 10% and 15%, respectively.  For the General Managers, the financial and performance goals consist of a number of possible performance measurements such as, PBT, net sales, accounts receivable days outstanding, inventory turns and predetermined personal performance goals.  The weight assigned to these goals range from 10% to 40% and varies with the individual.  Based upon relative performance, the weight of each goal would be multiplied by a corresponding percentage within the range of 0% to 125%.  If less than a particular percentage of a particular goal is achieved (80%, 85%, or 90%, as the case may be), the multiplier would be 0%, between the gating percentage and 100% the multiplier would be between 50% and 100%, between 100% and 125% the multiplier would be between 100% and 150%, and greater than 125% the multiplier would remain at 150%.

Additionally, for participants other than the CEO, the CFO and the Assistant to the President, the Management Incentive Plan provides that the financial and personal performance goals will be multiplied by a corporate goal percentage, which is based on the PBT achieved by the Company during its fiscal year.  If less than a particular percentage of the corporate goal is achieved (80% for Executive Vice Presidents and General Managers), the multiplier would be 50% and 90%; between the gating percentage and 100% the multiplier would be between 50% and 100% for Executive Vice Presidents and between 90% and 100% for General Managers; and greater than 100% the multiplier would remain at 100%.

The total actual award amount cannot exceed 150% of the eligible incentive level (that is, as previously discussed, for fiscal year 2008, 50% for the CEO; 40% for the CFO; 35% for Executive Vice Presidents; 25% for the Assistant to the President; and 25% for the General Managers), meaning that the participant’s award amount will not be greater than 1.5 times the incentive level times the base salary.

The award amounts in formulaic terms can be expressed as:

For the CEO, the CFO and the Assistant to the President:

  Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
       (Financial and Performance Goals: PBT % + Personal Performance Goals %)

For Executive Vice Presidents:

  Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
     (Financial and Performance Goals: PBT % + Net Sales % + Inventory Turnover % +
         A/R Days Outstanding % + Personal Performance Goals %) x
                (Corporate Goal %)

For General Managers:
      Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
          (Financial and Performance Goals: PBT % + Net Sales % +
        A/R Days Outstanding % + Inventory Turns %+ Personal Performance Goals %) x
                 (Corporate Goal %)